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                                                                   Exhibit 10(a)



                           KOCH TAX SHARING AGREEMENT


                  This Tax Sharing Agreement ("Agreement") is executed on this ____ day of ______, 2000 (the "Merger Date"), by and among Koch Industries, Inc. ("Koch"), PM Holdings Corporation ("Holdings"), the subsidiaries of Holdings listed on Schedule I and their successors and assigns hereto (the "Holdings Subsidiaries").

                                    RECITALS
                                    --------

         1. Koch is the parent of an affiliated group of companies, as defined in section 1504(a) of the Internal Revenue Code of 1986 (the "Code"), that files consolidated federal income tax returns (the "Affiliated Group"). Holdings and the Holdings Subsidiaries (Holdings and the Holdings Subsidiaries are referred to herein collectively as the "Holdings Sub-Group") are members of the Affiliated Group. The Holdings Sub-Group became part of the Affiliated Group as a result of Koch Agriculture Company's acquisition of Holdings on March 12, 1998; the members of the Holdings Sub-Group (each a "Holdings Member") were included in the Affiliated Group's federal income tax return for the first time for the taxable year ending December 31, 1998.

         2. On March 12, 1998, Koch and Holdings entered into the Parent Tax Sharing Agreement.

         3. On October 28, 1999, several Holdings Members (the "Debtors") filed for bankruptcy under chapter 11 of the Bankruptcy Code. Pursuant to and in connection with the described filing for bankruptcy, on January 18, 2000, the Debtors filed a Joint Plan of Reorganization of Purina Mills, Inc. ("PMI"), Its Parent Corporation, and Its Debtor Subsidiaries (the "Plan").

         4. On the date of execution of this Agreement, Purina Mills, Inc. merged with and into its sole shareholder, Holdings (the "Merger"), pursuant to the Plan.


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         5. As of the Effective Date of the Plan, the outstanding stock of
Holdings will be canceled, and the Holdings Sub-Group will leave the Affiliated Group.

         6. It is the intent and desire of the parties hereto that agreement be reached (a) on the allocation of responsibility for payment of, or the right to refunds of, the federal, state, local and foreign consolidated or combined income tax liability (including penalties and interest thereon) ("Taxes") of the Affiliated Group between the Holdings Sub-Group, on the one hand, and the members of the Affiliated Group other than the Holdings Sub-Group (the "Koch Entities"), on the other; (b) on certain matters regarding any Taxes attributable to each Non-Affiliated Taxable Period, as hereinafter defined; and
(c) on the rights and responsibilities of each party hereto with respect to certain administrative matters relating to Taxes.

                                    AGREEMENT
                                    ---------

         Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. PARENT TAX SHARING AGREEMENT. Koch hereby waives any and all claims, matured and unmatured, that it might have against the Holdings Sub-Group and each Holdings Subsidiary under the Parent Tax Sharing Agreement. Holdings and each Holdings Subsidiary hereby waive any and all claims, matured and unmatured, that they might have against the Koch Entities under the Parent Tax Sharing Agreement. This Agreement supersedes the Parent Tax Sharing Agreement in all respects; as of the Effective Date, the Parent Tax Sharing Agreement shall be of no further force or effect.

         2. NON-AFFILIATED TAXABLE PERIODS. None of the Koch Entities shall have any responsibility whatsoever for the payment of Taxes due from any Holdings Member for any taxable period during which the Holdings Sub-Group was not or is not part of the Affiliated Group (a "Non-Affiliated Taxable Period"), and Holdings hereby agrees to indemnify and hold harmless each of the Koch Entities with respect to any such Taxes. Similarly, no Holdings Member shall have any responsibility whatsoever for the payment of Taxes due from any one of



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the Koch Entities for any Non-Affiliated Taxable Period, and Koch hereby agrees to indemnify and hold harmless each Holdings Member with respect to any such Taxes.

         3. FILING OF RETURNS FOR AFFILIATED TAXABLE PERIODS. For all taxable periods during which the Holdings Sub-Group is part of the Affiliated Group (each an "Affiliated Taxable Period"), Koch shall cause consolidated federal income tax returns (each a "Koch Consolidated Return") and estimated tax returns for the Affiliated Group to be prepared and filed. All Holdings Members shall execute and file such consents, elections, and other documents as Koch determines are required or appropriate for the proper filing of such returns and shall furnish to Koch any and all information reasonably requested by Koch in order to carry out the provisions of this paragraph. For all Affiliated Taxable Periods, Holdings shall cause to be prepared hypothetical estimated and final federal income tax returns showing the estimated and final federal income tax liability of the Holdings Sub-Group, calculated as if the Holdings Sub-Group filed a separate consolidated return.

         4. ALLOCATION OF TAX LIABILITY. Koch and the Holdings Members agree that the Affiliated Group's consolidated federal income tax liability, determined in accordance with Treas. Regs. ss. 1.1502-2, for each Affiliated Taxable Period shall be apportioned between the Koch Entities as a group and the Holdings Sub-Group (each a "Member") in accordance with the provisions of Treas. Regs. ss. 1.1552-1(a)(2) and 1.1502-33(d)(2). Any Taxes attributable to the Affiliated Taxable Period within which the Effective Date falls shall be allocated, using a closing-of-the-books method, between the period during which the Holdings Members are members of the Affiliated Group and the period during which the Holdings Members are not members of the Affiliated Group, and any Taxes attributable to the first period (but not those attributable to the second) shall be apportioned using the method of allocation described herein. The consolidated federal tax liability of the Affiliated Group shall be allocated to each of the two Members on the basis of the percentage of the total tax that the tax of such Member (if computed on a separate return basis) would bear to the total amount of taxes for both Members so computed pursuant to section 1552(a)(2) of the Code and Treas. Regs. ss. 1.1552-1(a)(2). In


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computing the tax that it would owe on a separate return basis for the period ending on the Effective Date, the Holdings Sub-Group shall take into account any items of gain or loss that will in fact be triggered to any Holdings Member under Treas. Reg. Section 1.1502-13 or section 267(f) of the Code upon the departure of the Holdings Sub-Group from the Affiliated Group as of the Effective Date (other than an item generated by the transaction described in section IV.B.3.b of the Plan). If a Member (the "Tax Attribute Member") is unable to absorb a tax attribute on a separate return basis in one year but is able to absorb that attribute on a separate return basis in a subsequent year in which it continues to be a part of the Affiliated Group, a portion of the consolidated tax liability which otherwise would have been allocated to the Tax Attribute Member in the subsequent year under Treas. Regs. Section 1.1552-1(a)(2) will instead be reallocated to the other Member of the Affiliated Group using the principles of Treas. Regs. Section 1.1502-33(d)(2). This allocation, including the effect of any reallocation, shall be each Member's "Allocated Tax Liability" for that year. For purposes of this Agreement, the consolidated tax liability shall include any liability for alternative minimum tax.

         5. PAYMENT OF TAX. For all Affiliated Taxable Periods, Holdings and the Holdings Subsidiaries shall be jointly and severally liable to pay to Koch no later than 10 days before the date on which the Koch Consolidated Return is required to be filed (giving effect to any extensions thereof) the separate return tax liability of the Holdings Sub-Group determined pursuant to Treas. Regs. Sections 1.1552-1(a)(2)(ii) and 1.1502-33(d)(2) plus its ratable share of any interest or penalties shown as due on the Koch Consolidated Return (determined by multiplying such interest or penalties by a fraction, the numerator of which equals the Holdings Sub-Group's Allocated Tax Liability (before interest or penalties) and the denominator of which equals the Affiliated Group's tax liability (before interest or penalties)).

         6. CARRYFORWARD/CARRYBACK OF LOSSES AND CREDITS. If part or all of an unused loss or tax credit is allocated to a Member pursuant to Treas. Regs.
Section 1.1502-21 and is carried back or forward to a Non-Affiliated Taxable Year, any refund or reduction in tax liability arising from the carryback or carryforward shall be retained by such Member. Notwithstanding the foregoing,


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Koch shall determine whether an election shall be made (i) not to carry back any portion of any such loss arising in an Affiliated Taxable Year (including any portion allocated to a Member under Treas. Regs. Section 1.1502-21) in accordance with section 172(b)(3) of the Code, or (ii) to reattribute to itself any portion of any loss attributable to the disposition of the stock of any Holdings Member, to the extent permitted by Treas. Regs. Section 1.1502-20(g). The Holdings Members agree to join with Koch in filing any necessary elections under Treas. Regs. Section 1.1502-20(g) to reflect such reattribution.

         7. ESTIMATED TAX PAYMENTS. If the Affiliated Group is required to make estimated federal income tax payments (including payments due at the time any extension of time is sought for the filing of the Koch Consolidated Return), Holdings shall, if requested by Koch, pay to Koch, no later than 10 days before the date such estimated tax payment is to be made by Koch, that percentage of the estimated tax payment that equals the percentage which the estimated Allocated Tax Liability of the Holdings Sub-Group for the taxable period or year to which such estimated tax payment relates bears to the aggregate estimated tax liability of the Affiliated Group for such taxable period or year. Such estimates shall be determined by Koch in good faith after reviewing relevant information provided to Koch by Holdings. Any estimated tax payments made by Holdings under this paragraph 7 with respect to any taxable period shall be applied to reduce the amount, if any, owed by Holdings under paragraph 4 hereof with respect to such period. Any excess of such estimated payments by Holdings over the amount described in paragraph 5 for such taxable period shall be repaid by Koch to Holdings no later than 10 days after the date of filing of the Koch Consolidated Return for such taxable period or, to the extent such excess represents all or a part of a tax refund to be received by the Affiliated Group, no later than 10 days after the receipt of the refund.

         8. ADJUSTMENTS TO TAX LIABILITY. If the consolidated tax liability of the Affiliated Group is adjusted for any Affiliated Taxable Period, whether pursuant to an amended return, a claim for refund, a tax audit by the Internal Revenue Service (the "IRS") or for some other reason, the liability of each Member shall be recomputed in accordance with the principles of this



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Agreement to give effect to such adjustments, and, in the case of a refund, Koch shall make payment to Holdings for the Holdings Sub-Group's share of the refund, determined in the same manner as in paragraph 4 above, within 10 days after the refund is received by Koch. In the case of an increase in tax liability, the Holdings Sub-Group shall pay to Koch the Holdings Sub-Group's allocable share of such increased tax liability (including interest and penalties but excluding the taxes with respect to which Koch has indemnified the Holdings Sub-Group under paragraph 9(b) of this Agreement), reduced to the extent that the Holdings Sub-Group generated any attributes during an Affiliated Taxable Period that it was previously unable to absorb on a separate return basis, if the Holdings Sub-Group would have been able to use such adjusted income attributed to it to absorb such attributes, in accordance with the provisions of paragraph 4 hereof, in the taxable year being adjusted. Such payment, if any, will be made within 10 days after receiving notice of such liability from Koch. The parties recognize that a recomputation of the consolidated tax liability for any taxable year under this paragraph 8 is not necessarily the final liability for such year, and such liability may be recomputed more than once.

         9.       INDEMNITY FOR ASSESSMENT OF SEPARATE ENTITY TAXES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, Koch hereby agrees to indemnify and hold harmless each and every member of the Holdings Sub-Group with respect to any Taxes (and for any foreign, state, and local taxes, including penalties and interest thereon not subsumed within the term "Taxes") collected from any members thereof to the extent that such Taxes would have properly been attributable to the consolidated federal taxable income of the Koch Entities computed as if the Holdings Sub-Group was not a member of Affiliated Group.

                  (b) Koch hereby agrees to indemnify and hold harmless each and every Holdings Member with respect to Taxes (and for any foreign, state and local taxes, including penalties and interest thereon, not subsumed within the term "Taxes"), if any, imposed by any taxing authority with respect to the



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                           separately calculated taxable income of any Holdings
                           Member as a result of the implementation of sections III.C.3, III.C.6, and IV.B.3.b of the Plan. Notwithstanding the immediately preceding sentence, in no case shall this indemnity extend to Taxes (or to any foreign, state and local taxes, including penalties and interest thereon, not subsumed within the term "Taxes"), if any, attributable to: (i) income or gain of one or more Holdings Members recognized (but deferred and taken into account under Treasury Regulation Section 1.1502-13, or under similar principles of foreign, state or local tax law, as a result of the departure of the Holdings Sub-Group from the Affiliated Group) in connection with any intercompany transaction (other than the transaction described in section IV.B.3.b of the
                           Plan) completed prior to the Effective Date of the Plan; (ii) income or gain of any Holdings Subsidiary arising out of the implementation of sections III.C.3 or III.C.6 of the Plan; (iii) income or gain of Holdings arising out of the implementation of sections III.C.3 or III.C.6 of the Plan other than income or gain resulting solely from Holdings' previous inclusion in the Affiliated Group; or (iv) income or gain that would not otherwise have existed had Restructuring Transactions (as that term is defined in the Plan), other than the transaction described in section IV.B.3.b of the Plan, not been carried out.

                  (c) Notwithstanding any other provision of this Agreement to the contrary and except as provided in the immediately preceding subsection (b), Holdings and the Holdings Subsidiaries each hereby agree to indemnify and hold harmless the Koch Entities with respect to any Taxes (and for any foreign, state and local taxes, including penalties and interest thereon not subsumed within the term "Taxes") collected from the Koch Entities to the extent that such Taxes would have properly been attributable to the consolidated federal taxable income of the Holdings Sub-Group computed as if the Holdings Sub-Group



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                           constituted a separate consolidated group for federal
                           income tax purposes, provided, however, that in no event will Holdings or any Holdings Subsidiary have any obligation under this paragraph 9(c) to indemnify any Koch Entity for Taxes against which the Holdings Members are indemnified pursuant to paragraph 9(b) of this Agreement, and provided further that, in computing the Taxes that would have been attributable to the Holdings Sub-Group, effect shall be given to any attributes generated by the Holdings Sub-Group or any Holdings Subsidiary during any Affiliated Taxable Period that the Holdings Sub-Group was previously unable to absorb on a separate return basis.

         10.      CLAIMS FOR INDEMNIFICATION.

                  (a) Any claim for indemnification under this Agreement shall be made in writing, along with proof of the final determination of the Taxes for which a claim is made, and the indemnifying party shall reimburse the indemnified party for the full amount of such assessment within 10 days of receiving such notice. For these purposes, a "final determination" shall mean any administrative or judicial determination that an amount of Taxes is due and owing, to the extent such determination is not subject to any further administrative or judicial appeal.

                  (b) In calculating the amount of any claim for indemnification under this Agreement, it shall be assumed that (i) payments received in the form of indemnification represent payment by the indemnifying party of its own joint and several liability for taxes of the Affiliated Group and as such will not be subject to tax, (ii) in the event, after a final determination, such payments in the form of indemnification have been determined to be taxable, then and only then shall the indemnifying party make an additional payment to the indemnified party, such that the total amount received pursuant to this paragraph 10, reduced by the amount of tax paid


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                           thereon, shall equal the amount originally paid by
                           the indemnified party which gave rise to the claim for indemnification pursuant to this paragraph 10 as increased by any related deficiency interest and penalties imposed on the indemnified party by the taxing authority, but only to the extent that such interest and penalties would not have been imposed had the amount originally paid by the indemnifying party been timely reported to such taxing authority as taxable income.

                  (c) Notwithstanding any provision hereof to the contrary, Koch shall not be responsible for the payment of any claim for indemnification unless the claimant (i) shall notify Koch of the proposed assessment of such tax, penalties, or interest at a time and in a manner that affords Koch a meaningful opportunity to contest, compromise or settle any such proposed assessment, (ii) shall, upon contact by an examining agent or officer of the taxing authority for the purpose of conducting an examination, notify such agent or officer of the identity of the parent of the Affiliated Group and request that such agent or officer deal directly with said parent as the agent for the Affiliated Group, (iii) shall cooperate fully with Koch's efforts to contest, compromise or settle any such proposed assessment, and (iv) prior to any payment of tax giving rise to such claim for indemnification, shall provide a copy of the collection notice or other bill reflecting the amount due to the taxing authority following a final determination of such tax liability and shall have provided a 30-day period (or such reasonable lesser period as required to allow the party requesting indemnity to make payment on such notice or bill in the event Koch does not exercise its exclusive right under this subsection (iv) of paragraph 10(c)) immediately following the provision of such notice or bill, prior to



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                           and during which the indemnifying party shall have
                           had the exclusive right to make payment directly to such taxing authority.

                  (d) Notwithstanding any provision of this paragraph 10 to the contrary, no Holdings Member shall be responsible for the payment of any claim for indemnification unless Koch (i) shall notify Holdings of the proposed assessment of such tax, penalties, or interest and
                           (ii) shall make a good faith effort to contest any such proposed assessment.

         11. REPORTING THE MERGER. All parties hereto agree that, on any return filed by the Affiliated Group, Koch or the Holdings Sub-Group, the party or parties filing such return shall report the transaction described in section IV.B.3.b of the Plan as a reorganization described in section 368(a)(1) of the Code as to which, pursuant to sections 354(a) and 361, no gain or loss is recognized by Holdings or any Holdings Subsidiary in connection with that transaction. Except as otherwise provided in this Agreement, no party to this Agreement may take a position contrary to that described in the preceding sentence on any return or in the course of any audit, dispute, proceeding or action.

         12. TERM OF AGREEMENT. All terms of this Agreement shall first take effect on the date or dates set forth in Section 20 below and shall continue in effect with respect to all Affiliated Taxable Periods, except that the provisions of paragraphs 2, 9, 11, 14(c), 14(d), and 14(e) shall continue in effect with respect to all taxable periods.

         13. POST-CONSOLIDATED GROUP PERIOD. The Koch Entities and each Holdings Member shall cooperate fully and to the extent reasonably requested by each other in connection with the preparation and filing of any tax return or the conduct of any audit, dispute, proceeding or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation, the retention and provision upon demand of books, records, documentation or other information (including, without limitation, returns, supporting schedules, work papers, correspondence and other documents) relating to the tax liability of the



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Affiliated Group or any Holdings Member for any taxable year in which such member was included in the Affiliated Group. The obligation to retain records and provide them upon reasonable request shall not terminate until the expiration of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

         The Koch Entities and each Holdings Member shall furnish each other information and assistance required and take all steps necessary to apply for and obtain the benefit of any carryback of a net operating or capital loss or any investment, foreign tax or other credit of a Holdings Member for an Affiliated Taxable Period.
         The parties hereto also agree to execute any document that may be necessary or helpful in connection with the filing of any tax return by the Affiliated Group or any Holdings Member or in connection with any tax-related
(i) audit, (ii) dispute, (iii) proceeding or (iv) action, any of which involve the Affiliated Group or any Holdings Member, and to use their best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Koch and Holdings will cause each member of the Affiliated Group and of the Holdings Sub-Group to make its employees and facilities available on a mutually convenient basis to facilitate the cooperation required hereunder and will retain as permanent records all documentation necessary to enable it to determine any obligation under this Agreement.

         14.      AUDITS AND REFUND CLAIMS.

                  (a) Koch shall be the sole and exclusive agent of the Affiliated Group with respect to any and all matters relating to the federal income tax liability of the Affiliated Group. Except as provided in the immediately following subsection, Koch shall have the right (i) to contest, compromise or settle any adjustment or deficiency proposed, asserted, or assessed by the IRS and (ii) to decide whether to file and how to prosecute, compromise or settle any claim for refund on behalf of the Affiliated



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                           Group. Except as provided in the immediately
                           following subsection, Koch shall have the right to make the final determination as to the response of the Affiliated Group to any audit and shall have the sole right to control, at its own expense, any contest of any change proposed and any proposed disallowance of a refund claim by the IRS through Examination, the Appeals Office of the IRS, and the courts in connection with any Affiliated Taxable Period.

                  (b) In the event of an audit, dispute, proceeding or action involving the proper tax treatment of any item or items reported by any Holdings Member for any Affiliated Taxable Period (other than items which could give rise to taxes against which the Holdings Members are indemnified pursuant to paragraph 9(b) of this Agreement), Koch (i) shall provide the affected Holdings Subsidiary with a meaningful opportunity to comment on and propose revisions to any communications that Koch proposes to provide to any governmental authority relating to the treatment of such item or items, (ii) shall not unreasonably reject any revisions proposed by the affected Holdings Subsidiary, and (iii) shall not compromise or settle any such issue on any basis other than "as filed" on the tax return without written approval from the affected Holdings Subsidiary, such consent not to be unreasonably withheld.

                  (c) In the event of an audit, dispute, proceeding or action involving the proper tax treatment of any transaction that is or was part of the Plan on a tax return of the Holdings Sub-Group or any Holdings Subsidiary for a Non-Affiliated Taxable Period, the Holdings Sub-Group or the affected Holdings Subsidiary (i) shall make all reasonable efforts to support and uphold in all administrative proceedings and in litigation the treatment given to such transaction on its return as filed pursuant to the requirements of paragraph 11 hereof, (ii) shall provide Koch with a meaningful opportunity to comment on and propose revisions to any communications



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                           that the Holdings Sub-Group or affected Holdings
                           Subsidiary proposes to provide to any governmental authority relating to the treatment of such transaction, (iii) shall not unreasonably reject any revisions proposed by Koch hereunder, and (iv) shall not compromise or settle any such issue on any basis other than "as filed" on the tax return without written approval from Koch, such consent not to be unreasonably withheld.

                  (d) Koch and each Holdings Member shall use reasonable efforts to keep each other advised as to the status of any tax audits, disputes or litigation involving any issue which relates in any way to any transaction described in the Plan or which could affect the tax treatment of any transaction described in the Plan. Koch and each Holdings Member shall each promptly notify the other of any inquiries by any taxing authority or other administrative, judicial or other governmental authority, to the extent that such inquiries relate in any way to any transaction described in the Plan or which could affect the tax treatment of any transaction described in the Plan. Each party hereto shall promptly furnish to each other party a copy of those portions of any notices of proposed adjustment, revenue agent's reports, or notices of deficiency that relate to any matter that could affect such other party's tax liability.

                  (e) Notwithstanding any provision herein to the contrary, in the event of any change in applicable law, after the effective date of such change, no party shall be required to file any return treating any item in a manner not then permitted by law.

         15.      Representations and Warranties.

                  (a)      Koch's Representations and Warranties.

                           i. Koch represents and warrants that as of the Merger Date:



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                           (a)      All tax returns, reports, information
                                    returns or other documents (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) ("Tax Returns") required to be filed by Koch on behalf of Holdings have been timely filed with the appropriate governmental authorities. All Taxes shown to be due on any such Tax Returns have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law.

                           (b) To the best of Koch's knowledge, all Tax Returns required to be filed by Holdings during any Affiliated Taxable Period have been timely filed with the appropriate governmental authorities, and all Taxes shown to be due on any such Tax Returns have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law.

                           (c) Except as shown on Schedule II hereto, to the best of Koch's knowledge there are no federal, state, local or foreign audits, administrative proceedings or court proceedings pending with regard to any Taxes of Holdings relating to any Affiliated Taxable Period or Tax Returns of Holdings relating to any Affiliated Taxable Period, and there are no outstanding deficiencies or assessments with respect thereto that have been asserted or proposed.

                           (d) To the best of Koch's knowledge, Holdings is not a party to any agreement providing for the allocation or sharing of Taxes



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                  other than the Parent Tax Sharing Agreement and the Sub-Group
                  Tax Sharing Agreement executed on March 12, 1998.

                  (e) Koch has not filed on Holdings' behalf a consent to the application of section 341(f) of the Code.

                  ii. For a period of one year after the Effective Date, Koch shall indemnify and hold harmless any and all Holdings Members against any costs or expenses of any sort whatever (including attorneys' fees) arising out of or resulting from any breach of any representation or warranty of Koch set forth in this section.

         (b)      Holdings Representations and Warranties.

                  i. Holdings represents and warrants that:

                           (a) Following the completion of the transaction described in section IV.B.3.b of the Plan, Holdings will either (i) continue one or more significant historic businesses of PMI in a manner that satisfies the requirements of Treas. Reg. Sec. 1.368-1(d)(2) or (ii) use a significant portion of PMI's historic business assets in the conduct of a trade or business in a manner that satisfies the requirements of Treas. Reg. Sec. 1.368-1(d)(3).

                           (b) None of Holdings, its officers, directors, or subsidiaries has any plan or intention to take any action, or fail to take any action, that would result in Holdings' failure to satisfy the continuity of business enterprise requirement of Treas. Reg. Sec. 1.368-1(d) with respect to the transaction described in section IV.B.3.b of the Plan.

                  ii. If gain is recognized by PMI in connection with the transaction described in section IV.B.3.b of the Plan that, but for a violation of the immediately preceding warranty and representation by Holdings, would not have been recognized by PMI, then, any provision of this Agreement to the contrary



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                  notwithstanding, each Koch Entity shall be released from any and all obligations created in this Agreement to indemnify Holdings in respect of any Tax attributable to such gain.

         16. SETTLEMENT OF DISPUTES. A dispute or difference between any Koch Entity and any Holdings Member with respect to the operation or interpretation of this Agreement shall be decided by three arbitrators. Koch and Holdings shall each select one arbitrator and the arbitrators selected by the parties shall select a third arbitrator. The decision of such arbitrators shall be final. The Koch Entities and the Holdings Members respectively shall be jointly and severally liable for one-half the fees of such arbitrators.

         17. ELECTIONS. Koch shall have the sole authority to make any and all Affiliated Group elections available under the Code, Treasury regulations and any applicable state or local income tax code, law or statute.

         18. FOREIGN, STATE AND LOCAL INCOME TAXES. The principles underlying the rights and obligations hereunder of the Members in respect of federal income taxes shall be applied in respect of any foreign, state or local tax (however denominated) of the Affiliated Group or any of its members (a "Non-Federal Tax"). All of the procedural and timing requirements of this Agreement applicable to federal income taxes shall be equally applicable to any Non-Federal Tax, with appropriate adjustments thereto to reflect the differences, if any, in corresponding provisions of the applicable income tax code, law or statute governing any such Non-Federal Tax and any administrative provisions relating thereto.

         19. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

         20. BINDING AGREEMENT AND EFFECTIVE DATE.

                  (b) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.



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

                  (c) The provisions of this Agreement shall only be in force and become effective on the Effective Date of the Plan, except that the provisions contained in the waiver provision of paragraph 1 (with respect to any claims arising out of matters subject to the indemnity provided in paragraph 9(b) hereof), paragraph 9(b), and paragraph 11 shall be effective as of the Merger Date.

         21. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

         22. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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